Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Alliance Fiber Optic Products, Inc. on Form S-8 (Nos. 333-176672, 333-170053, 333-141656, 333-158316, 333-50998, 333-50926, 333-54864, 333-54874, 333-119710, 333-119711, 333-123648, 333-123649 and 333-132801) of our report dated March 14, 2014, with respect to our audits of the consolidated financial statements of Alliance Fiber Optic Products, Inc. as of December 31, 2013 and 2012 and for the years then ended and our report dated March 14, 2014 with respect to our audit of the effectiveness of internal control over financial reporting of Alliance Fiber Optic Products, Inc. as of December 31, 2013, which reports are included in this Annual Report on Form 10-K of Alliance Fiber Optic Products, Inc. for the year ended December 31, 2013.

/s/ Marcum LLP

Marcum LLP
San Francisco, California
March 14, 2014

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